SCHEDULE 14A

INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by Party other than Registrant    ☐

Check the appropriate box:

☐ Preliminary proxy statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive proxy statement
☐ Definitive additional materials
☐ Soliciting Materials pursuant to Rule 14a-11(c) or Rule 14a-12

FIRST ADVANTAGE CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐    Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Stockholders:

I am very pleased to invite you to attend the third annual meeting of stockholders of First Advantage Corporation, a Delaware corporation, to be held at the Renaissance Vinoy Resort, located at 501 Fifth Avenue NE, St. Petersburg, Florida 33701, on May 11, 2006 at 9:00 a.m. Eastern Time.

Details of the business to be conducted at the meeting are given in the attached notice of annual meeting and proxy statement.

We hope that you are able to attend the annual meeting. It is important that you vote your shares whether or not you are able to attend in person. We urge you to read the accompanying proxy statement and vote on the matters presented by filling in the appropriate boxes on the enclosed proxy card and returning it promptly. If you attend the meeting and prefer to vote in person, you may do so even if you have returned your proxy card. You may also revoke a proxy at any time before it is exercised.

Thank you for your cooperation and your support and interest in First Advantage Corporation.

John Long

Chief Executive Officer

FIRST ADVANTAGE CORPORATION

100 Carillon Parkway

St. Petersburg, FL 33716

NOTICE OF ANNUAL MEETING

To be Held on May 11, 2006

The annual meeting of stockholders of First Advantage Corporation, a Delaware corporation, will be held at the Renaissance Vinoy Resort, located at 501 Fifth Avenue NE, St. Petersburg, Florida 33701, on May 11, 2006 at 9:00 a.m. Eastern Time, and at any adjournments thereof, for the following purposes:

1.	To elect our board of directors to serve until our annual meeting of stockholders to be held in 2007, or such later time as their successors may be elected and are qualified; and

2.	To transact such other business as may properly come before the meeting.

Our board of directors has fixed the close of business on March 31, 2006 as the record date for determining the holders of our Class A and Class B common stock entitled to notice of the meeting, as well as for determining the holders of our Class A and Class B common stock entitled to vote at the meeting.

All stockholders are invited to attend the annual meeting in person. All stockholders also are respectfully urged to execute and return the enclosed proxy card as promptly as possible. Stockholders who execute a proxy card may nevertheless attend the annual meeting, revoke their proxy, and vote their shares in person. Please read the accompanying proxy statement and proxy card for information on the annual meeting and voting.

By Order Of The Board Of Directors

Julie A. Waters

Vice President, General Counsel

St. Petersburg, Florida

April 11, 2006

FIRST ADVANTAGE CORPORATION

100 Carillon Parkway

St. Petersburg, FL 33716

PROXY STATEMENT

for

annual meeting of stockholders

May 11, 2006

The board of directors of First Advantage Corporation is soliciting proxies for use at the annual meeting of stockholders to be held at the Renaissance Vinoy Resort, located at 501 Fifth Avenue NE, St. Petersburg, Florida 33701, on May 11, 2006 at 9:00 a.m. Eastern Time, and at any adjournments thereof. On or about April 14, 2006, we began sending the attached notice of annual meeting, this proxy statement, the enclosed proxy card, and our annual report for 2005 (which is not part of the proxy soliciting materials) to all holders of record of our Class A and Class B common stock entitled to receive such materials and vote.

Frequently Asked Questions About The Annual Meeting

Q:	What will be voted on at the annual meeting?

A:	The purpose of the annual meeting is to elect our directors for a one-year term and to transact any other business that may properly be presented.

Q:	Does First Advantage have a recommendation on voting?

A:	Yes. The board of directors recommends that you vote “FOR” the nominees for director set forth in the attached proxy card.

Q:	Who is entitled to vote at the meeting?

A:	Holders of record of our Class A common stock and our Class B common stock at the close of business on March 31, 2006 (the “Record Date”) are eligible to vote at the annual meeting. On the Record Date, there were 9,792,111 shares of Class A common stock outstanding and 47,726,521 shares of Class B common stock outstanding.

Q:	What shares can I vote?

A:	You may vote all shares owned by you as of the Record Date. This includes all shares you hold directly as the record holder and all shares you hold indirectly as the beneficial owner.

Q:	How many votes will I have?

A:	Holders of our Class A common stock will have one vote for each share held of record on the Record Date. The holder of our Class B common stock will have ten votes for each share held of record on the Record Date. Cumulative voting is not permitted. The First American Corporation (“First American”), along with its joint venture with Experian Information Solutions, Inc. (“Experian”) owns 100% of our outstanding Class B common stock, and therefore controls approximately 97% of our voting power.

Q:	What is the difference between record ownership and beneficial ownership?

A:	Most stockholders own their shares through a stockbroker or other nominee rather than directly in their own names. There are some differences in how to vote, depending on how you hold your shares.

You are the record owner of shares if those shares are registered directly in your name with our transfer agent. The transfer agent for our Class A common stock is Wells Fargo Shareowner Services. First Advantage acts as its own transfer agent for our Class B common stock. As the record holder of shares, you may vote such shares in person at the annual meeting or grant your voting proxy directly by completing the enclosed proxy card.

You are the beneficial owner of shares if you hold those shares in “street name” through a stockbroker, bank, trustee or other nominee, including shares held on your behalf in the First Advantage Corporation 401(k) Savings Plan. If you are a beneficial owner, these proxy materials are being sent to you through your stockbroker or other nominee together with a voting instruction card. In order to vote, you must complete the voting instruction card

i

provided by your stockbroker or other nominee to direct the record holder how to vote your shares or obtain a valid proxy from the stockbroker or other nominee who is the record owner of your shares giving you authority to vote your shares in person at the meeting.

Q:	How do I vote?

A:	You can vote on matters that come before the meeting in two ways:

•	You can come to the annual meeting and vote in person; or

•	You can vote by filling out, signing and returning the proxy card or voting instruction card.

If you wish to vote at the annual meeting, and you are a beneficial owner of your shares, you must have a legal proxy in your favor executed by the stockbroker or other nominee who is the record owner.

Whether or not you plan to attend the annual meeting in person, please fill in and sign the enclosed proxy card or instruction card and return it promptly.

Q:	Can I revoke my proxy?

A:	Yes. You may revoke your proxy after you have signed and returned it at any time before the proxy is voted at the annual meeting. There are three ways to revoke your proxy:

•	You may send in another proxy card with a later date;

•	You may notify the secretary of our company in writing before the annual meeting that you have revoked your proxy; or

•	You may vote in person at the annual meeting.

Q:	What is the quorum requirement?

A:	A quorum of stockholders is necessary to hold a valid meeting. A majority of the outstanding shares of Class A and Class B common stock on the Record Date taken as a whole, present in person or represented by proxy at the beginning of the annual meeting, constitutes a quorum. If you have returned a properly signed proxy card, you will be considered present at the meeting and counted in determining the presence of a quorum. Shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers or nominees and to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) will be treated as shares that are present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not otherwise affect the voting.

Q:	How will my proxy be voted?

A:	Shares represented by a properly executed and returned proxy will be voted at the meeting in accordance with the directions noted thereon. If you sign and return the proxy card but do not make specific choices, the proxy holders named in the proxy card will vote your shares “FOR” the election of all nominees for director recommended by the board and listed on the proxy card. John Long and Julie Waters, our chief executive officer and general counsel, respectively, have agreed to act as proxy holders. Any undirected shares that you hold in the First Advantage Corporation 401(k) Savings Plan will be voted in the same proportion as those shares that have been directed by other participants in the plan.

Q:	What is the voting requirement?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. In the election of directors, the persons receiving the highest number of “FOR” votes will be elected.

Q:	Who counts the votes cast at the annual meeting?

A:	Lisa Steinbach, vice president and controller of our company, acting as the inspector of election, will tabulate votes at the annual meeting. The inspector of election’s duties include determining the number of shares represented at the meeting and entitled to vote, determining the qualification of voters, conducting and accepting the votes, and, when the voting is completed, ascertaining and reporting the number of shares voted, or abstaining from voting, for the election of directors.

ii

NOMINEES FOR ELECTION OF DIRECTORS

Our charter documents require our entire board of eleven directors to be elected annually. Our board has designated the persons listed below as candidates for election. Each is currently serving as a director. Unless otherwise specified in the proxy card, the proxies solicited by the board will be voted “FOR” the election of these candidates. In case any of these candidates becomes unavailable to stand for election to the board, an event that is not anticipated, the proxy holders will have full discretion and authority to vote or refrain from voting for any substitute nominee in accordance with their judgment.

The terms of directors elected at the annual meeting expire at the annual meeting to be held in 2007 or as soon thereafter as their successors are duly elected and qualified. The board has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected.

Directors are elected by a plurality vote of shares present at the meeting, meaning that the nominee with the most affirmative votes for a particular seat is elected for that seat. If you do not vote for a particular nominee, or if you withhold authority to vote for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

None of the nominees has a family relationship with the other nominees, any existing director or any executive officer of our company. Pursuant to the stockholders agreement dated as of December 13, 2002 among First American, Pequot Private Equity Fund II, L.P. and First Advantage, First American and each of its affiliates has agreed to vote its shares for one nominee designated by Pequot, who has chosen Lawrence D. Lenihan, Jr. as its designee.

The board recommends a vote “FOR” the election of each nominee listed below.

Parker Kennedy, Chairman and Director since 2003. Mr. Kennedy, age 58, was president of our parent company First American until 2004, served as executive vice president from 1986 to 1993, was appointed to its board of directors in 1987, and was named chairman and chief executive officer in 2003. Mr. Kennedy has been employed by First American’s primary subsidiary, First American Title Insurance Company, since 1977. He was appointed vice president of that company in 1979 and in 1981 he joined its board of directors. During 1983, he was appointed executive vice president of First American Title Insurance Company, and in 1989 was appointed its president. He now serves as its chairman, a position to which he was appointed in 1999.

John Long, Chief Executive Officer, and Director since 2003. Mr. Long, age 50, has served as chief executive officer of First Advantage since June 2003. Before joining First Advantage, Mr. Long was with First American since 1990, serving first as senior vice president of sales, then as executive vice president and then president of First American Real Estate Tax Services, Inc. From November 1993 to March 2000, Mr. Long was president and chief executive officer of First American Real Estate Information Services, Inc., overseeing that company’s strategic and acquisition direction, completing over 40 acquisitions. In March 2000, he became president and chief executive officer of HireCheck, Inc. where he oversaw the acquisition of Substance Abuse Management, Inc., Employee Health Programs, Inc., American Driving Records, Inc., First American Registry, Inc., and SafeRent, all of which are now part of First Advantage. Mr. Long also serves on the board of directors of First American Title Insurance Company, a wholly-owned subsidiary of First American. Mr. Long earned a Bachelor of Arts degree from the College of New Rochelle and a Masters degree in business administration from Hofstra University in New York.

J. David Chatham, Director since 2003. Mr. Chatham, age 53, has been a director of First American since 1989, and has been a director of First Advantage since 2003. Mr. Chatham currently serves as chairman of First American’s audit committee and as a member of its compensation and nominating and corporate governance committees. Mr. Chatham has also been a member of the board of directors of First American Title Insurance Company since 1989. Since 1972, he has been president and chief executive officer of Chatham Holdings, Inc., a real estate development company.

Barry Connelly, Director since 2003. Mr. Connelly, age 65, serves on the board of Collection House LTD, a company quoted on the Australian Exchange. Mr. Connelly also serves as the chairman and on the board of Director Rapid Ratings, LTD, a subsidiary of Collection House LTD. In December 2002, he retired from the Consumer Data Industry Association (“CDIA”) after 33 years of service, including eight years as president. During his tenure with CDIA, he was a contributor in drafting the first Fair Credit Reporting Act in 1970 and its successor in 1997.

Lawrence Lenihan, Jr., Director since 2003. Mr. Lenihan, age 41, was a director of US SEARCH.com, Inc. (“US SEARCH”) from September 2000 until June 2003 when First Advantage acquired that company. Mr. Lenihan is a senior managing director of Pequot Capital Management, Inc. and managing general partner and co-head of the Pequot venture funds and the Pequot private equity funds. Previously, Mr. Lenihan was a principal with Broadview Associates, L.L.C. where he was a senior member of the mergers and acquisitions team. Prior to joining Broadview, Mr. Lenihan held various positions within IBM. Mr. Lenihan is also a member of the board of directors of Saba Software, Inc., a Nasdaq-quoted company and serves as a member of its audit and compensation committees as well as chairman of its governance committee. In addition, Mr. Lenihan serves as a director on several non-public companies, including Duck Creek Technologies, Haley Systems and OutlookSoft. Mr. Lenihan was recommended as a nominee by Pequot Private Equity Fund II, L.P., a holder of our Class A common stock who is entitled to designate one director that First American and its affiliates are required to vote for under the terms of a stockholders agreement, as amended, which is described in “Certain Relationships and Related Transactions” beginning on page 24.

Frank McMahon, Director since April 2006. Mr. McMahon, age 46, serves as vice chairman and chief financial officer of First American. Prior to joining First American in April 2006, Mr. McMahon was a managing director of the Investment Banking Division with Lehman Brothers, Inc. and was responsible for managing their western region financial institutions group, as well as their U.S. asset management sector. Prior to that, Mr. McMahon managed a similar group for Merrill Lynch.

Donald Nickelson, Director since 2003. Mr. Nickelson, age 73, serves as a director and vice chairman of the leveraged buy-out firm, Harbour Group Industries, Inc., and also sits on its executive and compensation committees. In addition, Mr. Nickelson serves as a director of Adolor Corporation, where he serves on the audit and nominating-governance committee, and serves as a director of Mainstay Mutual Funds, where he serves on the nominating and audit committees. Mr. Nickelson also holds directorship positions for several non-public companies, including AddressFree Corporation and Del Industries. Prior to joining Harbour Group, he served as president of PaineWebber Group, an investment banking and brokerage firm, from February 1988 to January 1990.

Donald Robert, Director since 2003. Mr. Robert, age 46, is currently chief executive officer of Experian Group, a global information technology company and a wholly owned subsidiary of GUS Plc, a British retailing and consumer information conglomerate. Prior to his current appointment, Mr. Robert served as chief executive officer of Experian North America, and chief operating officer, and president of its Information Solutions business unit, beginning in April 2001. From 1995 to 2001, Mr. Robert was a group executive of First American with responsibility for its Consumer Information and Services Group. From 1992 to 1995, Mr. Robert was president of Credco, Inc., now First Advantage Credco, the nation’s largest specialized credit reporting company and a wholly-owned subsidiary of First Advantage. He is a member of the GUS Plc board of directors.

Adelaide Sink, Director since December, 2003. Ms. Sink, age 57, currently serves on the board of Raymond James Financial Inc. and Raymond James Bank, where she serves as a member of Raymond James Inc.’s compensation committee, and as a member of Raymond James Bank’s audit committee, and is an active board member of several non-profit organizations, including the Community Foundation of Tampa Bay, Nature Conservancy of Florida and Wake Forest University. Ms. Sink had a 26-year career with Bank of America—Florida, which culminated in her appointment as president from 1993 until 2000.

D Van Skilling, Director since November 2005. Mr. Skilling, age 72, currently serves as a director of First American, where he sits on the audit and executive committees; Lamson & Sessions, where he chairs the compensation, nomination and governance committees; McData, where he is a member of the audit and governance committees; Onvia, where he is a member of the compensation committee; and American Business Bank, where he chairs the compensation committee and is a member of the audit committee. Mr. Skilling formally served as the chairman and chief executive officer of Experian Information Solutions, Inc. (formerly TRW Information Systems & Services), a position he was appointed to in 1996.

David Walker, Director since 2003. Mr. Walker, age 52, is currently serving as the Director of Programs of Accountancy and Social Responsibility and Corporate Reporting in the College of Business at the University of South Florida St. Petersburg, and is a consultant on corporate governance matters, both roles he has held since 2002. From 1975 through 2002, Mr. Walker was with Arthur Andersen LLP, serving as a partner in the firm from 1986 through 2002. Mr. Walker is also a member of the boards of directors of, Technology Research Corporation, Inc. where he also sits on its compensation committee, and Chico’s, FAS.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Composition of Board and Committees

Our board of directors oversees our business and affairs and monitors the performance of management. Management is responsible for the day-to-day operations of our company. As of the date of this proxy statement, our board has eleven directors and the following committees: audit, nominating, compensation and special. The membership during the last fiscal year and the function of each of the committees are described below. Each of the committees is required to be comprised of three or more members of the board.

We held seven board meetings in 2005. Each director attended at least 75% of all board and applicable committee meetings. The following table lists membership of our board of directors and board committees:

Committees
Name of Director	Audit		Nominating		Compensation		Special
Parker Kennedy
John Long
J. David Chatham	X
Barry Connelly	X						X
Lawrence Lenihan, Jr.			X		X		X
Donald Nickelson			X	*	X		X	*
Donald Robert			X		X	*
Adelaide Sink			X		X		X
D. Van Skilling	X
David Walker	X	*					X	*

X= Committee Member; X*= Committee Chair

Our board has determined that each of our directors is independent within the meaning of applicable Nasdaq and SEC rules, except for Parker Kennedy, who is chairman and chief executive officer of our parent company First American; John Long, who is our chief executive officer; and Frank McMahon, who is the vice chairman and chief financial officer of First American. However, First Advantage is a “controlled company” within the meaning of the Nasdaq Marketplace Rules because First American controls more than 50% of the voting power in First Advantage. As such, we are relying on Nasdaq Marketplace Rule 4350(c), which allows controlled companies to be exempt from rules requiring (a) the compensation and nominating committees to be composed solely of independent directors; (b) the compensation of the executive officers to be determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (c) director nominees to be selected or recommended for the board’s selection, either by a majority of the independent directors, or a nominating committee composed solely of independent directors.

Audit Committee. Our board established the audit committee for the primary purposes of overseeing the accounting and financial reporting processes of our company and audits of our financial statements, and preparing an annual report of the committee. Our board of directors has made an affirmative determination that each member of the audit committee (a) is an “independent director” as that term is defined by Nasdaq Marketplace Rules and (b) satisfies Nasdaq Marketplace Rules relating to financial literacy and experience. Our board of directors has further determined that David Walker satisfies the criteria for being an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC.

The audit committee is solely responsible for selecting First Advantage’s independent public accountants; approving in advance all audit services and related fees and terms; and approving in advance all non-audit services, if any, provided by our independent public accountants and related fees and terms. The audit committee also oversees and monitors our internal control system, evaluates the independence standards for our outside auditors, reviews the conduct of and personnel in our internal audit function, reviews financial information in our quarterly reports, and reviews and evaluates the audit performed by our outside auditors. The committee reports any significant developments with respect to its duties to the full board. The audit committee met 13 times during 2005. Our board of directors has adopted a written audit committee charter, a copy of which is attached to this proxy statement as Appendix A. The audit committee charter may also be viewed in the Corporate Governance page of the Investor Relations section of our website located at www.fadv.com. For more information regarding the audit committee, see “Report of the Audit Committee of the Board of Directors” on page 7 of this proxy statement.

Compensation Committee. The compensation committee is responsible for recommending compensation arrangements for officers of our company; evaluating the performance of our company’s chief executive officer; administering our company’s compensation plans, and preparing annual and other reports of the committee. Each member of the committee is a non-employee director. The compensation committee met 9 times in 2005. The compensation committee charter may be viewed on the Corporate Governance page of the Investor Relations section of our website located at www.fadv.com. For additional information regarding the compensation committee, see “Report of the Compensation Committee of the Board of Directors on Executive Compensation” on page 17 of this proxy statement.

Nominating Committee. Our board of directors has established a nominating committee to assist the board in identifying individuals qualified to become directors and recommending to the board for nomination candidates for election or reelection to the board or to fill board vacancies. The nominating committee met two times in 2005.

The nominating committee acts under a written charter (a copy of which may be viewed in the Corporate Governance page of the Investor Relations section of our website located at www.fadv.com) specifying, among other things, the following minimum qualifications for candidates recommended for election to the board:

•	impeccable character and integrity;

•	the ability to communicate effectively with members of the board, management, auditors and outside advisors;

•	a willingness to act independently;

•	substantial experience in business, with educational institutions, governmental entities or non-profit organizations;

•	the ability to read and understand financial statements and financial analysis;

•	the ability to analyze complex business matters;

•	no criminal history or a background which could reasonably be expected to damage the reputation of our company;

•	does not currently serve as a director, officer or employee of, or a consultant to, a direct competitor of our company; and

•	does not cause our company to violate independence requirements under applicable law or the Nasdaq Marketplace Rules.

The nominating committee also will consider, among other factors, whether an individual has any direct experience with our company or its subsidiaries (whether as a director, officer, employee, supplier or otherwise); the individual’s experience in the industry in which our company operates; the individual’s other obligations and time commitments; whether the individual is an employee of a company or institution on the board of directors of which a senior executive of our company serves; whether the individual has specific knowledge, skills or experience that may be of value to our company or a committee of the board; whether an individual has been recommended by a stockholder of our company, an independent member of the board, another member of the board, senior management of our company or a customer of our company; and the findings of any third parties that may be engaged to assist the committee in identifying directors.

The nominating committee recommended the slate of directors proposed for election at the annual meeting, which was unanimously approved by the full board of directors, including unanimous approval by the independent directors. Lawrence Lenihan, Jr. was recommended as a nominee by Pequot Private Equity Fund II, L.P., a holder of our Class A common stock who is entitled to designate one director that First American and its affiliates are required to vote for under the terms of a stockholders agreement.

Special Committee. In January 2005, the board of directors formed a special committee comprised of independent directors for the purpose of evaluating the acquisition of the Credit Information Group (“CIG”) from First American. The committee is not currently active.

Procedure for Stockholder Nominations of Directors

Nominations for the election of directors may only be made by the board of directors in consultation with its nominating committee. A stockholder of record who has the power to vote ten percent or more of the outstanding capital stock of our company may recommend to the nominating committee up to one candidate for consideration as a nominee in any 12-month period. The nominating committee will consider a stockholder nominee only if a stockholder gives written notice to the secretary of our company at our principal executive offices not later than the close of business on November 1 of the year immediately preceding the year of the annual meeting of stockholders at which the stockholder desires to have his or her candidate presented by the board. Each such notice must include the name, address and telephone number of the potential nominee; a detailed biography of the potential nominee; and evidence of stock ownership by the presenting stockholder, including the number of shares owned. Nominees properly proposed by eligible stockholders will be evaluated by the nominating committee in the same manner as nominees identified by the committee.

Stockholder Communications

Our stockholders may communicate directly with the members of the board of directors or individual members by writing directly to it or those individuals, care of the secretary of our company at our principal executive offices, together with evidence of stock ownership. We strongly encourage our board of directors to attend our annual meeting of stockholders, and any member who misses three consecutive annual meetings will be removed.

Code of Ethics

First Advantage has adopted a code of ethics that applies to its chief executive officer, chief financial officer, controller and all of its other officers, employees and directors. A copy of our code of ethics may be viewed in the Corporate Governance page of the Investor Relations section of our website located at www.fadv.com.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the compensation committee for fiscal 2005 were Messrs. Lenihan, Nickelson and Robert and Ms. Sink. No member of this committee was at any time during the 2005 fiscal year or at any other time an officer or employee of First Advantage, and no member had any relationship with First Advantage requiring disclosure under Item 404 of Regulation S-K. No executive officer of First Advantage has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the board of directors or the compensation committee of First Advantage during the 2005 fiscal year.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

In the performance of its oversight function, the audit committee has met and held discussions with management of First Advantage, who represented to the audit committee that our company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The audit committee has reviewed and discussed the consolidated financial statements with both management and our company’s registered certified public accountants, PricewaterhouseCoopers LLP. The audit committee also discussed with our company’s registered certified public accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect.

Our company’s registered certified public accountants also provided to the audit committee the written disclosures required by the current version of Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the audit committee discussed their independence with the independent public accountants. In connection with that, the audit committee has considered whether the provision of non-auditing services (and the aggregate fees billed for these services) in fiscal 2005 by PricewaterhouseCoopers LLP to First Advantage is compatible with maintaining the registered certified public accountants’ independence.

Based upon the reports and discussions described in this report, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in our company’s annual report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC.

By the Audit Committee of the Board of

Directors

/s/    DAVID WALKER

David Walker, Chairman

J. David Chatham

Barry Connelly

D. Van Skilling

EXECUTIVE OFFICERS

Our executive officers in addition to Parker Kennedy and John Long are listed below:

Anand Nallathambi, 44, president since September 2005. Following the acquisition of the CIG from First American, Mr. Nallathambi was appointed president of First Advantage. Prior to joining First Advantage, Mr. Nallathambi served as president of First American’s Credit Information Group and as president of First American Appraisal Services from 1996 to 1998. Mr. Nallathambi received a masters in business administration from California Lutheran University after obtaining a bachelor of arts degree in economics from Loyola University in Madras, India.

Akshaya Mehta, 46, chief operating officer and executive vice president since 2003. Previously executive vice president and chief operating officer of American Driving Records (“ADR”), a wholly-owned subsidiary of First Advantage, Mr. Mehta has over 15 years of management experience and over 20 years of technology development expertise. Prior to joining ADR in 1999, Mr. Mehta served as division vice president of product development at Automatic Data Processing, Inc., vice president of development at Security Pacific Bank, and Deputy Head of Development at UBS London. Mr. Mehta earned a masters degree in computer science at the Imperial College of the University of London after obtaining a bachelor of science degree in physics and medical physics from the same university.

John Lamson, 55, chief financial officer and executive vice president since 2003. Prior to joining First Advantage, Mr. Lamson served as chief financial officer of First American Real Estate Information Services Inc., a wholly-owned subsidiary of First American, a position he held from September 1997 to June 2003. Prior to that, Mr. Lamson served as chief financial officer of a financial institution and as a certified public accountant with Arthur Andersen & Co. Mr. Lamson is a member of the American Institute of Certified Public Accountants and holds a bachelor of arts degree in business administration from the University of South Florida.

Julie Waters, 39, joined First Advantage in April 2004 as vice president and general counsel. Prior to joining First Advantage, Ms. Waters was general counsel for USA Floral Products, Inc., formally a publicly traded company on NASDAQ. Ms. Waters was previously employed as in-house counsel for Teco Corporation and Spalding & Evenflo Corporation. Ms. Waters received her juris doctorate from George Washington University after receiving a bachelor of arts degree in English and Rhetoric & Communications from the University of Virginia.

Alan Missen, 43, chief information officer since March 2005. Prior to joining First Advantage, Mr. Missen was with PricewaterhouseCoopers LLP, first as director of shared services applications and most recently as director of portfolio management. Before joining PricewaterhouseCoopers LLP, Mr. Missen was a senior information technology manager with Arthur Andersen LLP. Mr. Missen has more than 20 years of experience in information technology. Mr. Missen holds a bachelor of science degree in statistics from the University of Toronto.

Evan Barnett, 58, president of multifamily services segment since 2003. Previously, Mr. Barnett held senior management positions with Omni International Corporation and related entities from 1974 through December 1994. He was employed as a certified public accountant with Grant Thornton LLP (then Alexander Grant & Co) from 1970 to 1974. Mr. Barnett graduated from The American University with a bachelor of science degree in accounting and a master’s degree in business administration in financial management.

Bart Valdez, 43, president of employment services segment since 2003. Mr. Valdez was named president of HireCheck, Inc. in October 2002 after joining the company in October 2000 as chief operating officer. From August 2001 until October 2002, he also served as president of Substance Abuse Management, Inc. (“SAMI”). From June of 1998 until he joined HireCheck, Mr. Valdez served as vice president of business development and operations for Employee Information Services, Inc. (“EIS”). HireCheck, SAMI and EIS are now part of First Advantage’s employment services segment. He received his bachelor of science degree from Colorado State University and his master’s degree in business administration from the University of Colorado.

Andrew MacDonald, 42, joined First Advantage in 2002 through the acquisition of Employee Health Programs by Hirecheck, now part of First Advantage’s employment services segment, where he was president and chief financial officer. Following the acquisition, Mr. MacDonald served as both president of First Advantage Occupational Health Services and then as vice president and corporate development officer. In January 2006, Mr. MacDonald was appointed president of First Advantage Litigation Consulting, LLC, part of the investigative and litigation support services segment. Mr. MacDonald received his bachelor of arts degree in business administration from Emory University.

Howard Tischler, 53, joined First Advantage in September 2005 through the acquisition of CIG from First American and currently serves as the president of the dealer services segment of the company. Prior to joining First Advantage, Mr. Tischler served as chief executive officer and president of First American CMSI, a company acquired in connection with the acquisition of the CIG from First American Corporation. Mr. Tischler received his bachelor of science degree in mathematics from the University of Maryland and his masters of science degree in engineering and operations research from the George Washington University.

Isabelle Thiesen, 45, joined First Advantage as chief security officer in October 2005. Prior to joining First Advantage, Ms. Thiesen served as vice president of information security for Warner Bros. Prior to Warner Bros., Ms. Thiesen served in security positions for Universal Studios, American Express and Ernst & Young. Ms. Thiesen has a masters of science degree in business administration from California State Polytechnic University after having received a bachelor of arts degree in mass media communication and film studies from the University of Utah.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth the total compensation paid or to be paid by First Advantage, as well as certain other compensation paid or accrued, during the periods presented to the chief executive officer and the four most highly compensated executive officers serving at the end of 2005, based on salary and bonus (collectively, the “Named Executive Officers”):

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation				Long-Term Compensation	All Other Compensation
		Salary		Bonus		Number of Securities Underlying Options/SARs
John Long,	2005	$440,000		$550,000	(3)	150,000	$8,350	(6)
Chief Executive Officer	2004	$400,000		$360,000	(2)	0	$7,669	(5)
	2003	$306,954		$409,846	(1)	420,000	$12,039	(4)

Anand Nallathambi	2005	$400,000		$1,600,00	(3)(7)	200,000	$5,236	(6)
President	2004	$—	(8)	$—	(8)	—	$—	(8)
	2003	$—	(8)	$—	(8)	—	$—	(8)

Akshaya Mehta,	2005	$290,000		$251,333	(3)	75,000	$4,904	(6)
Chief Operating Officer	2004	$275,000		$240,000	(2)	0	$4,792	(5)
	2003	$238,864		$200,000	(1)	135,000	$8,094	(4)

John Lamson,	2005	$240,000		$288,000	(3)	75,000	$5,439	(6)
Chief Financial Officer	2004	$220,000		$240,000	(2)	0	$5,272	(5)
	2003	$205,570		$200,000	(1)	100,000	$11,177	(4)

Evan Barnett,	2005	$250,000		$325,000	(3)	0	$4,904	(6)
President of Multifamily	2004	$235,000		$300,000	(2)	0	$5,128	(5)
Services Segment	2003	$226,155		$205,531	(1)	75,000	$12,039	(4)

(1)	Bonuses for 2003 consisted entirely of cash.
(2)	Bonuses for the individuals noted above for fiscal year 2004 (except for Messrs. Barnett and Nallathambi) were paid solely in the form of restricted stock awards, at a value of $20.46 per share. The restricted stock vests ratably in three equal amounts in 2006, 2007 and 2008. One-third of the awards vested on February 17, 2006, and resulted in Messrs. Long, Lamson, Mehta and Barnett being issued the following number of shares of common stock: 5,865, 3910, 3910, and 1955, respectively. Mr. Barnett’s 2004 bonus consisted of part cash ($180,000) and the remainder in restricted stock (with an aggregate value of $120,000).
(3)	Bonuses for the individuals noted above for fiscal year 2005 were paid partly in cash and partially in restricted stock units or restricted stock. The individuals noted above were permitted to elect to receive up to fifty percent of their awarded 2005 bonus in restricted stock units, with a company match of 33 1/3 percent. The restricted stock units vest ratably in three equal amounts in 2007, 2008 and 2009 but receipt can be deferred beyond the vesting date. Mr. Long received $275,000 in cash and the 12,942 in restricted stock units; Mr. Nallathambi received $1,200,000 in cash and 18,825 in restricted stock; Mr. Mehta received $188,500 in cash and 2,957 in restricted stock units; Mr. Lamson received $144,000 in cash and 6,777 in restricted stock units; and Mr. Barnett received $243,750 in cash and 3,824 in restricted stock units. The grant of the restricted stock units or restricted stock was pursuant to the terms of the management stock purchase program, which under its terms, valued the restrictive stock units or restricted stock on the 30 day average price at which First Advantage stock traded for the period of December 1, 2005 to December 31, 2005 ($28.33 per share). The management stock purchase program is administered under the First Advantage Corporation 2003 Incentive Compensation Plan, as amended and restated.

(4)	Consists of matching contributions made in First American’s 401(k) Savings Plan during, or with respect to, 2003, plus the dollar value of insurance premiums paid by, or on behalf of, First American during 2003 with respect to term life insurance for the benefit of such officer.
(5)	Consists of matching contributions made in First Advantage’s 401(k) savings plan during, or with respect to, 2004, plus the dollar value of insurance premiums paid by, or on behalf of, First Advantage during 2004 with respect to term life insurance for the benefit of such officer.
(6)	Consists of matching contributions made in First Advantages’ 401(k) savings plan during, or with respect to, 2005, plus the dollar value of insurance premiums paid by or on behalf of, First Advantage during 2005 with respect to terms life insurance for the benefit of such officer.
(7)	Of the $1,600,000 bonus received by Mr. Nallathambi for fiscal year 2005, only a portion was paid by the company. Pursuant to terms of an acquisition agreement with First American for the purchase of CIG, First Advantage was only responsible for the portion of the bonus relating to the period of time Mr. Nallathambi was employed by the Company. Mr. Nallathambi was appointed president of the company in September 2005. Prior to September 2005, Mr. Nallathambi was employed by First American. Accordingly, First Advantage paid $400,000 of Mr. Nallathambi’s 2005 bonus; First American paid the remainder of the bonus.
(8)	Mr. Nallathambi was not employed by First Advantage during fiscal years 2003 and 2004, and therefore no information is included in the compensation table for those periods.

Named Executive Officer Stock Option Grants and Exercises

The following table provides information about stock option grants made to each of the Named Executive Officers during 2005 pursuant to the First Advantage Corporation 2003 Amended and Restated Incentive Compensation Plan. No other options and no stock appreciation rights were granted to the Named Executive Officers during 2005.

Option Grants In 2005

Name of Executive Officer	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in 2005	Exercise or Base Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
					5%	10%
John Long	150,000	9.6%	$19.49	2/23/2015	$1,838,573	$4,659,306
Akshaya Mehta	75,000	4.8%	$19.49	2/23/2015	$919,287	$2,329,653
John Lamson	75,000	4.8%	$19.49	2/23/2015	$919,287	$2,329,653
Evan Barnett	30,000	2%	$19.49	2/23/2015	$367,715	$931,861
Anand Nallathambi	200,000	12.8%	$27.07	9/16/2015	$3,404,820	$8,628,522

(1)	Options vest in approximately equal parts on each of the first three anniversaries of the date of grant.
(2)	The potential realized value figures assume that the market price of our Class A common stock at the time each option is granted will appreciate at annual rates of 5% and 10%, respectively, over the term of the grant.

The following table provides information about stock options held by the Named Executive Officers as of December 31, 2005.

Aggregated Option Exercises in 2005

and Option Values as of December 31, 2005

Name of Executive Officer	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options on December 31, 2005		Value of Unexercised In-The- Money Options on December 30, 2005(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John Long	2,500	$11,762	180,000	87,500	$914,400	$444,500
John Long	0	0	100,000	50,000	$831,000	$415,500
John Long	0	0	0	150,000	$0	$1,083,000
Akshaya Mehta	0	0	33,333	16,667	$169,331	$84,668
Akshaya Mehta	0	0	56,666	28,334	$470,894	$235,455
Akshaya Mehta	0	0	0	75,000	$0	$541,500
John Lamson	0	0	33,333	16,667	$169,331	$84,668
John Lamson	0	0	33,333	16,667	$276,997	$138,502
John Lamson	0	0	0	75,000	$0	$541,500
Evan Barnett	0	0	33,333	16,667	$169,331	$84,778
Evan Barnett	0	0	16,666	8,334	$138,494	$69,255
Evan Barnett	0	0	0	30,000	$0	$216,600
Anand Nallathambi	0	0	0	200,000	$0	$720,000

(1)	These values are calculated based upon the difference between the exercise price and $26.71, which was the closing price of our Class A common stock on December 30, 2005, as reported on the Nasdaq National Market. December 31, 2005 was not a day open for trade on the Nasdaq National Market.

First American Benefit Plans

Certain employees of First Advantage are eligible to participate in the following benefit plans maintained by First American for the benefit of certain officers and employees of First American and its subsidiaries, including First Advantage and its subsidiaries.

Pension Plans. Employees of First Advantage and its subsidiaries who were participants in First American’s defined benefit pension plan prior to First Advantage’s June 5, 2003 acquisition of First American’s screening technology division, and who have become employees of First Advantage or its subsidiaries in connection with such acquisition generally are permitted to continue their participation in the pension plan, to the extent available to employees of First American. As of December 31, 2001, no new participants have been or will be permitted to participate in the defined benefit pension plan.

Pension Plan Table

Remuneration (Final Average Pay)(1)	Years of Benefit Service
	5	10	20	30	40	50
$100,000	$4,850	$9,950	$22,150	$34,350	$46,550	$58,750
125,000	6,100	12,513	27,838	43,163	58,488	73,813
150,000	7,350	15,075	33,525	51,975	70,425	88,875
175,000	8,600	17,638	39,213	60,788	82,363	103,938
200,000	9,850	20,200	44,900	69,600	94,300	119,000
225,000	11,100	22,763	50,588	78,413	106,238	134,063
250,000	12,350	25,325	56,275	87,225	118,175	149,125
275,000 or more	13,600	27,888	61,963	96,038	130,113	164,188

(1)	Final average pay is defined as the highest consecutive five-year average “pay,” as defined in the pension plan, during the 10-year period ending December 31, 2001.

The above table sets forth estimated annual benefits upon retirement (assuming such benefits will be paid in the form of a life annuity) at various compensation levels and years of service under First American’s pension plans. Subject to certain conditions of age and tenure, all regular employees of First American and its participating subsidiaries were eligible to join First American’s qualified pension plan until December 31, 2001. No employees are eligible to join the pension plan after that date.

In order to participate, during plan years ending on or prior to December 31, 1994, an employee was required to contribute 1 1/2% of pay (i.e., salary, plus cash bonuses, commissions and other pay) to the plan. As a result of amendments to the pension plan that were adopted in 1994, during plan years commencing after December 31, 1994, an employee was not required to contribute to the plan in order to participate. As a result of further amendments, which were adopted in 2000, the pension plan will not accept new participants after December 31, 2001.

A participant generally vests in his accrued benefit attributable to First American’s contributions upon the completion of three years of service or, if earlier, the attainment of normal retirement age while an employee. Normal retirement age is defined under the plan as the later of the employee’s attainment of age 65 or his third anniversary of participation in the plan.

Upon retirement at normal retirement age, an employee receives full monthly benefits which are equal, when calculated as a life annuity:

•	for years of credited service with First American and its subsidiaries (including First Advantage and its subsidiaries) as of December 31, 1994, to 1% of the first $1,000 and 1 1/4% of remaining final average pay (i.e., the average of the monthly “pay,” as defined above, during the five highest paid consecutive calendar years out of the last ten years prior to retirement) times the number of years of credited service as of December 31, 1994; and

•	for years of credited service with First American and its subsidiaries (including First Advantage and its subsidiaries) after December 31, 1994, to 3/4% of the first $1,000 and 1% of the remaining final average pay times the number of years of credited service subsequent to December 31, 1994.

•	Effective December 31, 2000, First American’s pension plan was amended to exclude from the calculation of benefits (a) any pay earned after December 31, 2001, and (b) any service earned after December 31, 2005.

•	Effective December 31, 2002, First American’s pension plan was amended to reduce the rate at which future benefits accrue for participants who had not yet attained age 50 by spreading the accrual of the benefit that would have accrued during 2003 – 2005 over extended periods ranging from 5 to 20 years, depending on the participant’s age as of December 31, 2002.

An employee with at least three years of participation in the plan may elect to retire after attaining age 55, but prior to age 65, and receive reduced benefits.

First American funds the plan based on actuarial determinations of the amount required to provide the stated benefits. The table is based on retirement at age 65 or later, with contributions having been made by the employee in each year of credited service prior to 1995. The benefits are not subject to deduction for Social Security payments or any other offsets. Currently, John Long, John Lamson and Evan Barnett have 16 1/2, 8 1/2, and 5 years, respectively, of credited service.

The compensation levels shown in the table are less than those set forth in the summary compensation table because the federal tax law limits the maximum amount of pay that may be considered in determining benefits under the tax-qualified pension plan, and First American’s pension restoration plan, which is described below, does not make up for these limits for pay exceeding $275,000. The limit on pay that could be recognized by tax-qualified retirement plans was $200,000 in 1989. This amount was adjusted for inflation for each year through 1993, when the limit was $235,840. In 1993, this limit was decreased to $150,000 for plan years beginning in 1994. The $150,000 limit has been adjusted for inflation and was increased to $160,000 as of January 1, 1997, and to $170,000 as of January 1, 2000. The highest final average pay that could be considered in determining benefits accruing under the pension plan before 1994 is $219,224, and since First American’s pension plan does not consider pay earned after December 31, 2001, the highest final average pay that can be considered in determining benefits accruing after 1993 is $164,000.

During 1996, First American adopted its pension restoration plan. This plan is an unfunded, nonqualified plan designed to make up for the benefit accruals that are restricted by the indexed $150,000 pay limit. However, in order to limit its expense, the pension restoration plan does not make up for benefit accruals on compensation exceeding $275,000. The pension restoration plan also makes up for benefits that cannot be paid from First American’s pension plan because of limitations imposed by the federal tax laws. Vesting of benefits payable to an employee under First American’s pension restoration plan occurs at the same time that vesting occurs for that employee in his or her pension plan benefits. The pension restoration plan is effective as of January 1, 1994, but only covers selected pension plan participants who were employees of First American or its participating subsidiaries on that date. As noted above, January 1, 1994, is the date as of which the pay limit for the pension plan was reduced from $235,840 to $150,000. The pension restoration plan excludes pay earned after December 31, 2001, as does the pension plan.

Supplemental Benefit Plan. First American maintains an executive supplemental benefit plan that it believes assists in attracting and retaining highly qualified individuals for upper management positions. The plan provides retirement benefits for, and pre-retirement death benefits with respect to, certain key management personnel selected by First American’s board of directors, and may include executives of First Advantage or its subsidiaries at and to the extent selected by First American’s board of directors. Under the plan, upon retirement at normal retirement date (the later of age 65 or, unless waived by First American’s board of directors, completion of ten years of service), a participant receives a joint life and 50% survivor annuity benefit equal to 35% of “final average compensation.” “Final average compensation” is the average annual compensation, composed of base salary, plus cash and stock bonuses, for those three calendar years out of the last ten years of employment preceding retirement in which such compensation is the highest.

The benefit is reduced by 5% for each year prior to normal retirement date in which retirement occurs and, until age 70, increased by 5% (compounded in order to approximate the annuitized value of the benefit had retirement occurred at age 65) for each year after such date in which retirement occurs. With respect to such postponed retirement, the plan takes into account covered compensation received until age 70, so that the retirement benefit of an executive who retires after normal retirement date is equal to the greater of the annuitized benefit or the benefit calculated using final average compensation until age 70.

To be eligible to receive benefits under the plan, a participant must be at least age 55, have been an employee of First American, or an employee of one of its subsidiaries (including First Advantage and its subsidiaries), for at least ten years and, unless waived by First American’s board of directors, covered by the plan for at least five years. A pre-retirement death benefit is provided consisting of ten annual payments, each of which equals 50% of final average compensation. Vesting of rights under the plan is accelerated in the event of a change in control (as defined in the plan) of First American.

The supplemental benefit plan is unfunded and unsecured. First American purchases insurance, of which First American is the owner and beneficiary, on the lives of the participants in the plan. This insurance is designed to recover, over the life of the plan, First American’s costs incurred with respect to the plan. Currently, only John Long, Anand Nallathambi, and one additional employee has been selected by the First American board to participate in the plan. No amounts are payable by First Advantage in connection with this plan, other than the reimbursable expenses for administration of the plan.

On October 11, 2005, the company and First American entered into a reimbursement agreement, which requires the company to reimburse First American for the actual costs associated with the participation of executives of First Advantage or its subsidiaries in the supplemental benefit plan. The reimbursement of such costs will commence in 2006 and are estimated to be approximately $343,000 per year.

Deferred Compensation Plan. First American’s deferred compensation plan offers to a select group of management and highly compensated employees of First American and its subsidiaries, including First Advantage and its subsidiaries, the opportunity to elect to defer portions of salary, commissions and bonuses. A committee appointed by First American’s board is responsible for administering the plan, which became effective January 1, 1998. First American maintains a deferral account for each participating employee on a fully vested basis for all deferrals. Participants can choose to have their cash benefits paid in one lump sum or in quarterly payments upon termination of employment or death. Subject to the terms and conditions of the plan, participants also may elect to schedule in-service withdrawals of deferred compensation and the earnings and losses attributable thereto. For all participants who joined the plan prior to December 31, 2001, the plan provides a pre-retirement life insurance benefit equal to the lesser of 15 times the amount deferred in a participant’s first year of participation or $2.0 million. The life insurance benefit is reduced beginning at age 61 by 20% per year. Participants who join the plan after December 31, 2001, are not eligible for any life insurance benefit. First American pays a portion of the cost of such life insurance benefits. John Long, John Lamson, Akshaya Mehta and Anand Nallathambi participate in this plan. The plan is unfunded and unsecured.

Change of Control Arrangements

First American’s supplemental benefit plan calls for accelerated vesting of all benefits in the event of a change in control of First American. The First Advantage Corporation 2003 Incentive Compensation Plan calls for accelerated vesting of all awards in the event of a change in control of First American or First Advantage.

A “change in control” for purposes of First American’s supplemental benefit plan means any one of the following:

•	a merger or consolidation in which shareholders of First American end up owning less than 50% of the voting securities of the surviving entity;

•	the sale, transfer or other disposition of all or substantially all of First American’s assets or the complete liquidation or dissolution of First American;

•	a change in the composition of First American’s board over a two-year period without the consent of a majority of the directors in office at the beginning of the two-year period; or

•	the acquisition or accumulation by certain persons of at least 25% of First American’s voting securities.

A “change in control” for purposes of the First Advantage Corporation 2003 Incentive Compensation Plan means any one of the following:

•	an acquisition in one transaction or a series of transactions by any person which results in such person owning more than 50% of the voting power in First American (other than directly from First American);

•	an acquisition in one transaction or a series of transactions by any person which results in such person owning more than 50% of the voting power in First Advantage (other than directly from First Advantage);

•	a merger, consolidation or similar transaction involving First American, unless (a) shareholders of First American end up owning more than 50% of the voting securities of the surviving entity, (b) a majority of the board of First American prior to the transaction constitutes at least a majority of the board of the surviving entity, and (c) First American and its affiliates own collectively 50% or more of the voting power of the surviving entity;

•	a merger, consolidation or similar transaction involving First Advantage, unless (a) stockholders of First Advantage end up owning more than 50% of the voting securities of the surviving entity, (b) a majority of the board of First Advantage prior to the transaction constitutes at least a majority of the board of the surviving entity, and (c) First Advantage and its affiliates own collectively 50% or more of the voting power of the surviving entity;

•	the composition of First American’s board is changed without the consent of a majority of the directors in office;

•	the composition of First Advantage’s board is changed without the consent of a majority of the directors in office;

•	any approval of any plan or proposal for the liquidation or dissolution of the First American or First Advantage;

•	any sale, lease, exchange, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets or business of First American to any person (other than a transfer to a company owned by First American or First Advantage or the distribution to First American’s shareholders of the stock or any other assets of a company owned by First American or First Advantage); or

•	any sale, lease, exchange, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets or business of First Advantage to any person (other than a transfer to a company owned by First American or First Advantage, the distribution to First Advantage’s stockholders of the stock or any other assets of a company owned by First American or First Advantage, or a transfer or distribution to First American or its affiliates).

Director Compensation

For 2005, the directors received the following compensation: (i) a chair retainer fee of $10,000 per year for the audit committee chair; (ii) a chair retainer fee of $4,000 per year for the compensation committee chair; (iii) a member retainer fee of $10,000 per year for each member of the audit committee; (iv) a member retainer fee of $4,000 per year for each member of the compensation committee; (v) a member meeting fee of $1,500 for each meeting of the Board; and (vi) a member meeting fee of $1,000 for each meeting attended by members of the audit committee, compensation committee and nominating committee. The compensation approved by the Board in February was retroactive to January 1, 2005. Non-employee directors receive an option to acquire 5,000 shares of our Class A common stock upon election to the board. Non-employee directors who have served for six months or more also receive an option to acquire 2,500 shares of our Class A common stock upon reelection. In all cases, the exercise price of options is the fair market value of our Class A common stock on the date of grant. In addition, First Advantage reimburses the directors for travel expenses incurred in connection with their duties as directors of First Advantage. Employees of First Advantage who also are directors receive no additional compensation for their service on the board or on any board committee.

The members of the special committee formed in 2005 were compensated for their service on the special committee, with each individual receiving a committee fee of $10,000 (or, in the case of each of Messrs. Nickelson and Walker, as co-chairmen, $15,000) plus a $1,000 meeting fee for each committee meeting, as well as reimbursement of out-of-pocket expenses.

In addition, the company’s by-laws provide each director of the Company (including each member of the special committee) with certain indemnification rights and the Company has entered into an indemnity agreement with each member of the Company’s board of directors, including each member of the special committee.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS ON

EXECUTIVE COMPENSATION

The compensation committee of our board of directors is charged with developing, overseeing and reviewing the general compensation plans and policies of First Advantage, and recommends the individual compensation arrangements for our chief executive officer, our other executive officers and the presidents of our primary operating subsidiaries. The compensation committee also administers the incentive compensation plan, including the equity-based component thereof.

Compensation Policies

The compensation committee is committed to designing and implementing a program of executive compensation that will contribute to the achievement of our business objectives and enhance stockholder value. We have an executive compensation program that we believe also:

•	enables us to attract, motivate and retain key executive talent essential to the achievement of our short-term and long-term business objectives;

•	provides compensation competitive with others in our industry;

•	rewards senior executives for accomplishment of pre-defined business goals and objectives; and

•	aligns the interests of our executives with stockholders.

Elements of Executive Compensation

Our executive compensation program has four key components:

•	base salary;

•	annual bonuses;

•	long-term incentive awards; and

•	benefits.

These components combine fixed and variable elements to create a total compensation package that links a significant portion of compensation to corporate, business unit and individual performance.

Base Salary. Base salaries are set within ranges, which are targeted around the competitive norm for similar executive positions in similar companies. Individual salaries may be above or below the competitive norm. We consider the following factors in approving adjustments to salary levels for our executive officers:

•	the relationship between current salary and appropriate internal and external salary comparisons;

•	the average size of salary increases being granted by competitors; and

•	the individual executive’s performance as reflected in the overall manner in which his or her assigned role is carried out.

Annual Bonuses. Annual bonuses are granted pursuant to our executive compensation plan and are intended to serve two primary functions. First, annual bonuses permit us to compensate officers directly if we achieve specific performance targets. Second, annual bonuses also serve to reward executives for performance on those activities that are most directly under their control and for which they are held accountable.

We set specific performance goals for our company, each business unit and each individual executive. Performance awards are increased or decreased from the target to reflect performance levels that exceed or fall below expectations. Business unit and individual performance goals are based on each individual executive’s responsibilities and his or her respective contribution to our success. The annual bonus is largely based on objective factors and, except with respect to bonuses required to be paid pursuant to employment agreements, the committee has the authority to approve, reduce or entirely eliminate annual bonuses. Annual bonuses typically are cash-based and are paid at the end of each fiscal year. Generally, annual bonus amounts increase as financial measures increase above the levels originally set by the compensation committee.

Long-Term Incentive Awards. Long-term incentive awards are granted pursuant to the First Advantage Corporation 2003 Incentive Compensation Plan and are intended to align the interests of executive officers and other key employees with those of our stockholders. To achieve this purpose, the plan allows the granting of stock options to purchase our Class A common stock, stock appreciation rights, restricted stock awards of our Class A common stock, performance unit awards, performance share awards, restricted stock units and cash-based awards to eligible persons at the discretion of the compensation committee. To date, the committee has granted only stock options, restricted stock units and restricted stock under the plan.

The size of an individual’s stock option award is based primarily on individual performance and the individual’s responsibilities and position with our company. These options are granted with an exercise price equal to the fair market value of our Class A common stock on the date of grant, therefore, the stock options have value only if our Class A common stock price appreciates from the value on the date the options were granted. These options generally vest and become exercisable in three equal, annual, installments beginning on the first anniversary of the date of grant. The incentive compensation plan is a discretionary plan; however, it has been the compensation committee’s practice generally to award options quarterly.

Amendments to Incentive Compensation Plan. As part of its duties and its ongoing review of our company’s compensation plans and policies, the committee reviewed and approved the amendments to the First Advantage Corporation 2003 Incentive Compensation Plan, including the increase in the number of shares available for grant under the plan to a total of 7,000,000. The committee determined that having 7,000,000 shares available under the plan and the expansion of the type of awards available to include “other stock-based awards”, under which shares can be granted to participants in the company’s management stock purchase program in lieu of cash bonuses, are critical to our company’s efforts to adequately compensate our key employees, to provide them with incentives to maintain and increase our profitability, and to recruit and retain employees of the caliber necessary to continue our company’s growth. The committee also determined that having the additional shares available for grant under the plan is necessary to reflect the fact that, after the acquisition of CIG from First American, First Advantage is a much larger company with significantly more employees. In addition, the committee determined that some of the other amendments were necessary to comply with Internal Revenue Code Section 409A, which recently became effective and is applicable to deferred compensation arrangements.

Benefits. Benefits offered to executives serve a different purpose than do the other elements of executive compensation. In general, they are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death and to provide a reasonable level of retirement income. Benefits offered to executives are largely those that are offered to the general employee population.

Chief Executive Officer Compensation

In December 2003, the committee increased Mr. Long’s base salary from $300,000 to $400,000 for the year 2004. In 2005, the committee increased Mr. Long’s base salary from $400,000 to $440,000 effective January 1, 2005. In February 2006, Mr. Long’s base salary was increased to $600,000, effective February 2006. The committee’s decision to increase Mr. Long’s salary was based upon the committee’s opinion that Mr. Long’s base salary was below current market conditions as well as the increase of the company’s size following the acquisition of CIG from First American. In increasing Mr. Long’s base salary, the committee considered the median salary range for chief executive officers in the group of comparable companies.

In addition to receiving an increase in his base salary, Mr. Long received a 2005 bonus in the amount of $550,000, of which $275,000 was paid in cash and the remainder was paid in restricted stock units in the amount of 9,707, which was matched by the company, for a total amount of 12,942 restricted stock units. The issuance of the restricted stock units was pursuant to the management stock purchase plan, adopted by the committee in 2005, which permitted certain executive officers to receive a portion of their bonus in restricted stock units, with a company match of one restricted stock unit for every three restricted stock units received. The restricted stock units vest ratably over a three year period, and are subject to customary terms and conditions, including continued employment with our company. Factors that the committee considered in awarding the bonus included objective factors based upon the financial performance of First Advantage, such as earnings per share, as well as subjective criteria relating to the execution of the desired strategic direction of First Advantage, including growth through acquisitions, and increased shareholder value. Mr. Long was also awarded options to acquire 150,000 common shares for his performance during 2005.

By the Compensation Committee of the Board of

Directors

/s/    DONALD ROBERT

Donald Robert, Chairman

Lawrence Lenihan, Jr.

Donald Nickelson

Alex Sink

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information, as of March 31, 2006, concerning (a) each person that is known to First Advantage to be the beneficial owner of more than 5% of First Advantage’s Class A common stock and Class B common stock; (b) each Named Executive Officer; (c) each director of First Advantage; and (d) all of the directors and executive officers of First Advantage as a group. Unless otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares, except to the extent spouses share authority under applicable law. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number and percentage of shares beneficially owned by a person, shares that may be acquired by such person within 60 days of March 31, 2006 are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

Name(1)	Class A Common		Class B Common
	Number of Shares Beneficially Owned	Percent of Class(2)	Number of Shares Beneficially Owned	Percent of Class(2)
Holders of 5% or More
FADV Holdings LLC(3)(4) The First American Corporation First American Real Estate Information Services, Inc. First American Real Estate Solutions LLC 1 First American Way Santa Ana, California 92797	47,726,521	83%	47,726,521	100%
Pequot Capital Management, Inc.(5) 500 Nyala Farm Road Westport, Connecticut 06880	2,166,360	22%	0	*
Baron Capital Group, Inc.(6) BAMCO, Inc. Baron Small Cap Fund Ronald Baron 767 Fifth Avenue New York, New York 10153	1,200,000	12%	0	*
Experian Information Solutions, Inc.(4)(7) 475 Anton Boulevard 4th Floor Costa Mesa, California 92626	3,784,642	6.5%	0	6.0%
Directors
Parker Kennedy(8)	27,666	*	0	*
John Long(11)	400,719	*	0	*
J. David Chatham(9)(10)	7,500	*	0	*
Barry Connelly(9)	5,000	*	0	*
Lawrence Lenihan, Jr.(5)	2,166,360	22%	0	*
Frank McMahon	0	*	0	*
Donald Nickelson(9)	5,000	*	0	*
Donald Robert(9)	10,000	*	0	*
Adelaide Sink(9)	9,000	*	0	*
D. Van Skilling	0	*	0	*
David Walker(9)	8,000	*	0	*
Named Executive Officers Who Are Not Directors
Akshaya Mehta(12)	119,761	*	0	*
John Lamson(13)	102,286	*	0	*
Evan Barnett(14)	62,191	*	0	*
Anand Nallathambi	9,000	*	0	*
All Directors and Executive Officers as a group (13 persons)	2,932,483	30%	0	*

*	Represents holdings of less than one percent.

(1)	Unless otherwise indicated, the address for each of the persons set forth in the table is care of First Advantage, One Progress Plaza, Suite 2400, St. Petersburg, Florida 33701, attention: Ken Chin, secretary.
(2)	Percentage ownership of each class is calculated based on 9,792,111 shares of Class A common stock and 47,726,521 shares of Class B common stock outstanding, in each case as of March 31, 2006, plus, in the case of percentage ownership of Class A common stock with respect to First American, the number of Class A common shares First American may acquire within 60 days of March 31, 2006 upon full conversion of the Class B common stock owned by it on such date into Class A common stock on a one-for-one basis.
(3)	The number of shares of Class A common stock reported includes 47,726,521 shares of Class A common stock that may be acquired upon full conversion of 47,726,521 shares of Class B common stock within 60 days of March 31, 2006.
(4)	As reported in Amendment No. 1 to Schedule 13D by The First American Corporation (“First American”); FADV Holdings LLC, a Delaware limited liability company (“Holdings”); First American Real Estate Solutions LLC, a California limited liability company (“FARES”); and First American Real Estate Information Services, Inc., a California corporation (“FAREISI”), filed jointly as a “group” within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended, Holdings currently is the record owner of 47,726,521 shares of Class B common stock, which are convertible on a one to one basis into Class A common stock at the option of Holdings and upon the occurrence of certain events. Subject to Holdings’ operating agreement and the Omnibus Agreement (defined below) with Experian Information Solutions, Inc., an Ohio corporation (“Experian”), Holdings and First American share voting and dispositive power with respect to 47,726,521 Class B shares because Holdings is the direct owner of such shares and First American holds a controlling interest in Holdings (61.2518%); with FARES and FAREISI, as holders of 37.5837% and 1.1645%, respectively, of the outstanding equity of Holdings. According to Amendment No 1 to Schedule 13D, pursuant to the terms of the Amended and Restated Omnibus Agreement (“Omnibus Agreement”) between First American and Experian, and pursuant to the operating agreement of Holdings, First American and Experian have the right to cause Holdings to distribute shares of the Class B common stock to First American, FAREISI and Experian, resulting in 43,726,521 shares of Class A common stock being held by First American; 536,585 shares of Class A common being held by FAREISI; and 3,463,415 shares of Class A common stock being held by Experian, immediately following the distribution. The distribution of 3,463,415 shares of Class A common stock to Experian is based upon Experian’s pro rata portion membership interest in FARES (20%), as more fully described in footnote 7 below.
(5)	Consists of 2,105,130 shares of Class A common stock, warrants convertible into 50,402 shares of Class A common stock, and options to purchase up to 6,662 shares of Class A common stock exercisable within 60 days of March 31, 2006 held of record by Pequot Private Equity Fund II, L.P. Pequot Capital Management, Inc., the investment manager of Pequot Private Equity Fund II, L.P., holds voting and dispositive power of the shares held of record by Pequot Private Equity Fund II, L.P. Lawrence D. Lenihan, Jr. is a Senior Managing Director of Pequot Capital Management, Inc. and may be deemed to beneficially own the securities held of record by Pequot Private Equity Fund II, L.P. Mr. Lenihan expressly disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. This footnote is based on information provided by Pequot Capital Management, Inc.
(6)

As reported in an Amendment No. 3 to Schedule 13G dated February 14, 2006, filed with the SEC. Baron Capital Group, Inc. (“BCG”), BAMCO, Inc. (“BAMCO”), Baron Small Cap Fund (“BSC”) and Ronald Baron filed an Amendment No. 3 to Schedule 13G with the SEC on February 14, 2006 as a group with respect to 1,200,000 shares. These shares are owned by various individual and institutional investors for which BAMCO serves as an investment advisor. The advisory clients of BAMCO have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares in their accounts. To the best of the group’s knowledge, no such person has such interest relating to more than 5% of the outstanding class of securities. By virtue of investment advisory agreements with its clients, BAMCO has been given the discretion to dispose or the disposition of the securities in the advisory accounts. All such discretionary agreements, are however, revocable. For purposes of the reporting requirements of the Exchange Act, the group is deemed to be a beneficial owner of such securities. BCG and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than BCG and Ronald Baron. BAMCO disclaims beneficial ownership of shares held by its investment advisory clients to the extent such shares are held by persons other than BAMCO and its affiliates.

(7)	As reported in Amendment No. 1 to Schedule 13G dated February 14, 2006, filed with the SEC. Experian Information Solutions, Inc. (“Experian”) filed Amendment No. 1 to Schedule 13G with the SEC on February 14, 2006 since it may deemed as part of a group with FADV Holdings LLC (“Holdings”), The First American Corporation (“First American”), First American Real Estate Information Solutions, Inc., (“FAREISI”) and First American Real Estate Solutions (“FARES”) as a result of Experian’s 20% ownership interest in FARES. FARES owns a 37.5837% membership interest in FADV Holdings (with the other members being First American, which owns a 61.2518% membership interest, and FARESI, which owns a 1.1645% membership interest). Experian Affiliate Acquisition, LLC, a Delaware limited liability company, in which Experian is the sole member, owns beneficially 321,227 shares of Class A common stock and holds full voting and dispositive power of the shares held of record by it. Experian does not have voting power or dispositive power over any of the shares owned by Holdings, except that it may cause Holdings, under certain circumstances, to distribute 17,317,073 shares of Class B stock to FARES, which would be required to distribute 20% to Experian. Such Class B common stock would convert automatically into 3,463,415 shares of Class A common stock. Following the distribution of the Class B common stock, it would convert into Class A common stock, resulting in Experian owning approximately 6.5% of our Class A common stock. Experian expressly disclaims the existence of a group with any or all of Holdings, First American, FAREISI and FARES.
(8)	Includes options to purchase up to 4,166 shares of Class A common stock exercisable within 60 days of March 31, 2006 held by Mr. Kennedy.
(9)	Includes options to purchase up to 5,000 shares of Class A common stock exercisable within 60 days of March 31, 2006 held by Messrs. Chatham, Connelly, Lenihan, Nickelson, Robert and Walker and by Ms. Sink.
(10)	Includes 1,500 Class A common stock held by Mr. Chatham’s spouse.
(11)	Includes 19,483 shares that are held for the benefit of Mr. Long by the trustee of the First Advantage Corporation 401(k) Savings Plan, 3,391 shares held through the First Advantage Corporation Employee Stock Purchase Plan, 6,963 shares held by Mr. Long as custodian, and options to purchase up to 330,000 shares of Class A common stock within 60 days of March 31, 2006.
(12)	Includes options to purchase up to 114,999 shares of Class A common stock exercisable within 60 days of March 31, 2006 and 237 shares that are held for the benefit of Mr. Mehta by the trustee of the First Advantage 401(k) Plan.
(13)	Includes options to purchase up to 91,666 shares of Class A common stock exercisable within 60 days of March 31, 2006, and 2,710 shares that are held for the benefit of Mr. Lamson by the trustee of the First Advantage 401(k) Plan.
(14)	Includes options to purchase up to 59,999 shares of Class A common stock exercisable within 60 days of March 31, 2006 and 237 shares that are held for the benefit of Mr. Barnett by the trustee of the First Advantage 401(k) Plan.

The following table sets forth as of March 31, 2006 the total number of First American common shares beneficially owned and the percentage of the outstanding shares so owned, based on 95,797,949 shares of First American common stock outstanding on that date, by:

•	each director of First Advantage;

•	each Named Executive Officer; and

•	all of the directors and executive officers of First Advantage as a group.

Unless otherwise indicated in the notes following the table, those listed are the beneficial owners of the listed shares of First American with sole voting and investment power (or, in the case of individual shareholders, shared power with such individual’s spouse) over the shares listed. First American common shares subject to rights exercisable within 60 days of March 31, 2006 are treated as outstanding when determining the amount and percentage beneficially owned by a person or entity.

Name	Number of First American Common Shares	Percent of Class
Directors
Parker Kennedy(1)(2)	3,440,515	3.6%
John Long(3)	985	*
J. David Chatham(4)	34,133	*
Frank McMahon	48,334	*
Donald Robert	0	*
D. Van Skilling(5)	27,239
Named Executive Officers Who Are Not Directors
Akshaya Mehta(6)	8,600	*
John Lamson(7)	38,175	*
Evan Barnett	12,400	*
Anand Nallathambi(8)	74,176	*
All Directors and Executive Officers as a group (8 persons)	3,678,552	3.	8%

*	Represents holdings of less than one percent.
(1)	Of the shares credited to Parker S. Kennedy, chairman of the board and chief executive officer of First American, 5,200 shares are owned directly and 3,186,566 shares are held by Kennedy Enterprises, L.P., a California limited partnership of which Parker S. Kennedy is the sole general partner and D. P. Kennedy, Parker S. Kennedy’s father, is one of the limited partners. The limited partnership agreement pursuant to which the partnership was formed provides that the general partner has all powers of a general partner as provided in the California Uniform Limited Partnership Act, provided that the general partner is not permitted to cause the partnership to sell, exchange or hypothecate any of its shares of stock of First American without the prior written consent of all of the limited partners. Of the shares held by the partnership, 461,586 are allocated to the capital accounts of Parker S. Kennedy and 1,858,399 are allocated to the capital account of D. P. Kennedy. The balance of the shares held by the partnership is allocated to the capital accounts of the other limited partners, who ware family members of the Kennedys. Except to the extent of his voting power over the shares allocated to the capital accounts of the limited partners, Parker S. Kennedy disclaims beneficial ownership of all shares held by the partnership other than those allocated to his own capital accounts.
(2)	Includes options to purchase up to 258,000 shares exercisable within 60 days of March 31, 2006 and 9,005 shares that are allocated to Mr. Kennedy’s employee stock ownership sub-account under the “ESOP” portion of First American’s 401(k) Savings Plan.
(3)	Includes 985 shares that are allocated to Mr. Long’s employee stock ownership sub-account under the “ESOP” portion of First American’s 401(k) Savings Plan.
(4)	Includes options to purchase up to 13,500 shares exercisable within 60 days of March 31, 2006.
(5)	Includes options to purchase up to 13,500 shares exercisable within 60 days of March 31, 2006.
(6)	These shares are held for the benefit of Mr. Mehta by the trustee of the First Advantage 401(k) Savings Plan, and includes options to purchase 8,000 shares exercisable within sixty days of March 31, 2006.
(7)	Includes options to purchase up to 36,000 shares exercisable within 60 days of March 31, 2006 and 1,375 shares held for the benefit of Mr. Lamson by the trustee of the First Advantage 401(k) Savings Plan.
(8)	Includes options to purchase up to 63,000 shares exercisable within 60 days of March 31, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, as amended, requires our directors and executive officers, as well as persons who own ten percent or more of our outstanding Class A and Class B common stock, to file an initial report of beneficial ownership of company stock and reports of changes in beneficial ownership thereafter with the SEC. Section 16(a) requires these insiders to deliver copies of all reports filed under Section 16(a) to our company. Based solely on a review of these copies available to us, we believe that insiders have complied with all applicable Section 16(a) filing requirements for fiscal 2005, with the exception of Messrs. Missen and MacDonald, who reported stock option grants late.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our company effectively commenced operations on June 5, 2003 with our acquisition of First American’s screening technology division and US SEARCH. As consideration for the acquisitions, we issued on or about June 5, 2003 100% of our outstanding Class B common stock to First American and 100% of our Class A common stock to former stockholders of US SEARCH. Each share of our Class B common stock entitles the holder to ten votes in any meeting of stockholders. As a result, First American received approximately 80% of the outstanding capital stock of our company and approximately 97% of the voting power in our company. Former stockholders of US SEARCH received the remaining approximately 20% of our outstanding capital stock. Pequot Capital Management, Inc., formerly a stockholder of US SEARCH, received approximately 10% of our Class A common stock in the transaction. First American and Pequot Capital Management, Inc. entered into a stockholders agreement concurrently with the acquisitions that grants Pequot Capital Management, Inc. certain registration rights and the right to sell shares of our Class A common stock at the same time First American sells any of our shares under certain circumstances, and generally requires First American to vote for one nominee for director designated by Pequot Capital Management, Inc.

In connection with the June 2003 acquisitions discussed above, First Advantage and First American entered into a services agreement pursuant to which First American agreed to provide certain financial, administrative and managerial support services to First Advantage. On January 1, 2004, First Advantage and First American amended and restated the services agreement to eliminate most of the services and fees covered by the original agreement. Under the amended and restated agreement, First American will continue to provide certain business services to First Advantage at actual cost or on pricing at the same rate provided to similarly situated affiliates of First American. First American will also provide certain human resources systems, payroll systems and financial systems to First Advantage at a cost of $300,000 per year under the terms of the amended and restated service agreement.

First Advantage provides certain business services in India to First American at actual cost.

On July 31, 2003, First Advantage entered into a promissory note with First American. The loan evidenced by the promissory note is a $10 million uncollateralized revolving loan, with interest payable monthly. The principal balance of the promissory note is payable on July 31, 2006. The promissory note is subordinated to the $20 million bank debt and bears interest at the rate payable under the $20 million bank debt plus 0.5% per annum.

On April 27, 2004, First Advantage entered into a promissory note with First American. The loan evidenced by the promissory note is a $20 million uncollateralized revolving loan, with interest payable monthly. In connection with the acquisition of CIG, this promissory note was paid off by First Advantage in September 2005.

On September 14, 2005, the company completed the acquisition of CIG from First American under the terms of the master transfer agreement. First Advantage purchased CIG and related businesses with 29,073,170 shares of its Class B common stock.

On March 23, 2006, our company issued an additional 1,650,455 shares of its Class B common stock to First American under the terms of the master transfer agreement, requiring the issuance of additional shares in the event Dealertrack, a company acquired as part of CIG, conducted an initial public offering resulting in proceeds in excess of $50,000,000.

First American and certain affiliates provided sales and marketing, legal, financial, technology, leased facilities, leased equipment and other administrative services to CIG. As part of the acquisition of CIG, an amended and restated services agreement was entered into on September 14, 2005. Under the terms of the new agreement, human resources systems and payroll systems and support, network services and financial systems are provided at an annual cost of approximately $4,800,000. In addition, certain other services including pension and 401(k) expenses, corporate and medical insurance, personal property leasing and company car programs are provided at actual cost. The initial term of the agreement is for one year, and self renews every six months. The company also entered into an agreement with First American to lease the CIG office space in Poway, California. The lease is for an initial lease term of five years to commence on the closing date with a one-time option to renew the term for an additional five years. The rent payable under the lease is approximately $169,000 a month and the Company is obligated to pay all costs and expenses related to the property, including operating expenses, maintenance and taxes. CIG recognized approximately $13,702,000, $11,664,000 and $11,627,000 in selling, general and administrative expense in 2005, 2004 and 2003, respectively, relating to these services. The amounts allocated to CIG are based on management’s assumptions (primarily usage, time incurred and number of employees) as to the proportion of the services used by CIG in relation to the actual costs incurred by First American and affiliates in providing the services.

Effective January 1, 2003, our company and a subsidiary of First American entered into an agreement whereby the company will act as an agent in selling renters insurance. The company receives a commission of 12% of the insurance premiums and 20% of the profits (as defined in the agreement) of the insurance premiums written. Commissions earned in 2005, 2004, and 2003 were approximately $333,000, $87,000, and $11,000 respectively.

Our company performs employment screening services for First American. Total revenue from First American was approximately $700,000, $422,000 and $353,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

First American Real Estate Solutions, LLC (“FARES”), a joint venture between First American and Experian Information Solutions, Inc. (“Experian”), owns 50% of a joint venture that provides mortgage credit reports and operations support to a nationwide mortgage lender. In accordance with the terms of the joint venture operating agreement, the mortgage and consumer credit reporting operation of FARES receives a merge fee per credit report issued and is reimbursed for certain operating costs. In addition, FARES records the 50% share of the earnings of the joint venture using the equity method of accounting. In connection with the acquisition of CIG, FARES entered into an outsourcing agreement where the company continues to provide these services to the nationwide mortgage lender. These earnings are included in service revenue in the accompanying combined statements of income and totaled $5,724,000, $6,672,000, and $8,062,000, for the years ended December 31, 2005, 2004 and 2003, respectively. Total merge fees were $7,092,000, $7,379,000, and $9,056,000 for the years ended December 31, 2005, 2004 and 2003, respectively and are included in service revenue in the accompanying combined statement of income. Total reimbursement for operating costs were $7,289,000, $7,476,000, and $8,471,000, for the years ended December 31, 2005, 2004 and 2003, respectively.

First Advantage and First American Real Estate Information Services, Inc. (“FAREISI”), entered into an operating agreement on November 7, 2005, which provides for the formation of a limited liability company, Leadclick Holding Company, LLC, that was used to purchase their majority ownership interest in Leadclick Media, Inc (“Leadclick”). Pursuant to the terms of the operating agreement, First Advantage and FAREISI have agreed to an allocation of the profits from Leadclick.

First Advantage and First American entered into a reimbursement agreement whereby First Advantage reimburses First American for the actual expenses incurred by it in connection with certain First Advantage employees’ participation in the First American supplemental benefit plan.

Experian Information Solutions, Inc., as part of its joint venture with First American in FARES, owns approximately 65% of a combination of First Advantage’s Class A and Class B common shares and is considered a related party. First Advantage entered into a registration rights agreement with Experian, which requires First Advantage to register any shares of First Advantage Class A common stock that Experian may receive upon a distribution by FARES. First Advantage entered into an amended registration agreement with Experian, which requires First Advantage to register any shares of First Advantage Class A common stock that it may receive in the future.

First Advantage and certain of its subsidiaries purchases credit reports from Experian. The cost of credit reports purchased by First Advantage from Experian was $27,431,000, $20,020,000, and $19,399,000 for the years ended December 31, 2005, 2004 and 2003, respectively. First Advantage sells background and lead generation services to Experian. Total revenue from these sales was $263,000, $62,000 and $53,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

STOCK PERFORMANCE GRAPH

Set forth below is a line graph comparing change in the cumulative total stockholder return on First Advantage’s Class A common stock to the cumulative total stockholder return on the S&P SmallCap 600, and the publicly traded common stock of ChoicePoint Inc. ChoicePoint is a company with business lines substantially similar to First Advantage’s business lines. The period presented begins June 6, 2003, the first day our Class A common stock was quoted on the Nasdaq National Market, and ends December 31, 2005.

COMPARISON OF 31 MONTH CUMULATIVE TOTAL RETURN*

AMONG FIRST ADVANTAGE CORPORATION, CHOICEPOINT INC.

AND THE S & P SMALLCAP 600 INDEX

*	$100 invested on 6/6/03 in stock or on 5/31/03 in index-including reinvestment of dividends. Fiscal year ending December 31.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The firm of PricewaterhouseCoopers LLP has been selected by the audit committee of our board as independent registered certified public accounting firm to audit the books and accounts of our company and its subsidiaries for the fiscal year ending December 31, 2005. This firm has served as independent accountants for our company since 2003. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and will have an opportunity to make any desired statement and to answer any appropriate questions by stockholders.

Audit Firm Fee Summary

Our company retained PricewaterhouseCoopers LLP as its independent public accountants to provide services in the following categories and amounts during the relevant periods:

Service	Fees
Audit	$1,431,880
Audit-Related	$516,974
Tax Fees	$0
All Other Fees	$0

Total	$1,948,854

Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audits of our company’s consolidated financial statements for fiscal year 2005, for the reviews of the financial statements included in our quarterly reports on Form 10-Q during fiscal 2005, and for services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements for the relevant fiscal year.

Audit-Related Fees. This category includes the aggregate fees billed during the period from January 1, 2005 to December 31, 2005 for assurance and related services by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees,” and generally consist of fees for due diligence accounting consultation with respect to our registration statements and agreed-upon procedure reports.

Tax Fees. This category includes the aggregate fees billed during the period from January 1, 2005 to December 31, 2005 for professional services rendered by the independent accountants for tax advice and tax planning. First Advantage was not billed any fees in this category during such period.

All Other Fees. This category includes the aggregate fees billed during the period from January 1, 2005 to December 31, 2005 for products and services provided by the independent accountants that are not reported above under “Audit Fees,” “Audit-Related Fees,” or “Tax Fees.” First Advantage was not billed any fees in this category during such period.

The audit committee has considered the compatibility of the non-audit services performed by and fees paid to PricewaterhouseCoopers LLP in fiscal 2005 and determined that such services and fees were compatible with the independence of the accountants. During fiscal year 2005, PricewaterhouseCoopers LLP did not utilize any personnel in connection with the audit other than its full-time, permanent employees.

Policy for Approval of Audit and Non-audit Services. The audit committee has adopted an approval policy regarding the approval of audit and non-audit services provided by the independent accountants, which approval policy describes the procedures and the conditions pursuant to which the audit committee may grant general pre-approval for services proposed to be performed by our independent accountants. All services provided by our independent accountants, both audit and non-audit, must be pre-approved by the audit committee. Our audit committee has delegated to the chairman of the audit committee the authority to grant pre-approvals of non-audit services provided by PricewaterhouseCoopers LLP. The decisions of the chairman of the audit committee to pre-approve such a service are required to be reported to the audit committee at its regularly scheduled meetings.

In determining whether to approve a particular audit or permitted non-audit service, the audit committee will consider, among other things, whether such service is consistent with maintaining the independence of the independent accountant. The audit committee will also consider whether the independent accountant is best positioned to provide the most effective and efficient service to our company and whether the service might be expected to enhance our ability to manage or control risk or improve audit quality.

GENERAL INFORMATION

Stockholder Proposals

In order for a proposal by a stockholder to be included in the proxy statement and proxy for the annual meeting to be held in 2007, such proposal must be received by First Advantage at its principal executive office, to the attention of the secretary, no later than December 31, 2006 (which is not more than 120 days prior to the anniversary of the mailing date of this proxy statement), assuming that the date of the annual meeting to be held in 2006 is not changed by more than 30 days from the date of this annual meeting. In such event, we will provide notice of the date by which such proposals must be received in order to be included. The determination by First Advantage of whether it will oppose inclusion of any proposal in its proxy statement and proxy will be made on a case-by-case basis in accordance with its judgment and the rules and regulations promulgated by the SEC. Proposals received after December 31, 2006 will not be considered for inclusion in our proxy materials for the annual meeting in 2007.

Pursuant to the rules and regulations promulgated by the SEC, any stockholder who intends to present a proposal at the annual meeting to be held in 2007 without requesting that we include such proposal in our company’s proxy statement should be aware that he or she must notify our company at its principal executive office, attention secretary, not later than March 1, 2007 (which is 45 days prior to the anniversary of the mailing date of this proxy statement) of the intention to present the proposal. Otherwise, we may exercise discretionary voting with respect to such stockholder proposal pursuant to authority conferred by proxies to be solicited by our board and delivered in connection with the meeting.

As of the date of this proxy statement, the board is not aware of any matters to come before the annual meeting other than those set forth on the notice accompanying this proxy statement. If any other matters come before the annual meeting, the proxy card, if executed and returned, gives discretionary voting authority to the persons named as proxy holders, John Long and Julie Waters, our chief executive officer and general counsel, respectively, with respect to such matters.

Annual Report

All stockholders of record as of the Record Date have been sent, or are concurrently herewith being sent, a copy of our annual report for the fiscal year ended December 31, 2005. Such report contains certified consolidated financial statements of First Advantage and its subsidiaries for the fiscal year ended December 31, 2005.

No Incorporation by Reference

The report of the compensation committee of the board on executive compensation and the audit committee report, and the Stock Performance Graph above are not deemed to be “filed” with the SEC, and shall not be incorporated by reference into any prior or future filings made by First Advantage under the Securities Act or the Exchange Act, except to the extent that First Advantage specifically incorporates such information by reference.

Additional Information

Under the Delaware General Corporation Law, you will not have any appraisal rights in connection with the actions to be taken at the annual meeting.

Beginning on April 11, 2006 a list of holders of record of our Class A and Class B common stock as of the Record Date will be available at our principal executive office during ordinary business hours for examination by any stockholder holding any class of our common stock on the Record Date for any purpose germane to the annual meeting.

Our company will pay the cost of preparing, assembling and mailing the attached letter from our chief executive officer, notice of annual meeting, this proxy statement, the enclosed proxy card, and the solicitation of proxies. Directors, officers and other regular employees of First Advantage may solicit proxies. None of them will receive any additional compensation for such solicitation. People soliciting proxies may contact you in person, by telephone, via e-mail or by facsimile. First Advantage will pay brokers or other persons holding stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals.

Our company will, upon the written request of any person who is a beneficial owner of our Class A or Class B common shares on the Record Date, furnish without charge a copy of our annual report on Form 10-K for the year 2005, together with the accompanying financial statements. We will also furnish a copy of the exhibits to the annual report, if requested. Such requests should contain a representation that the person requesting this material was a beneficial owner of the our Class A common stock or Class B common stock on the Record Date and be sent to the secretary of our company at the address indicated on the first page of this proxy statement.

By Order of the Board of Directors

/s/ JULIE WATERS

Julie Waters

Vice President,

General Counsel

St. Petersburg, Florida

April 11, 2006

APPENDIX A

AUDIT COMMITTEE CHARTER

PURPOSE

The primary purposes of the Audit Committee (the “Committee”) are (1) to assist the Board of Directors in fulfilling its oversight of the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements; and (2) to prepare the “Report of the Committee” to be included in the Company’s annual proxy statement.

While the Committee has the responsibilities and powers set forth in the charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent accountants are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, and reviewing the Company’s quarterly financial statements prior to the filing of each quarterly report.

In meeting its responsibilities, other than as set forth herein, the Committee’s policies and procedures shall be flexible so that it may react to any change in circumstances or conditions.

COMPOSITION

The Committee shall be comprised of three or more directors who shall be appointed by the Board of Directors. The Chairperson of the Committee shall be appointed by the Board of Directors.

Each member of the Committee shall qualify as an “independent director” under applicable law and the Nasdaq National Market listing requirements (the “Nasdaq Rules”) and shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. In addition one member of the Committee shall have past employment experience in finance or accounting, requisite personal certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities, as determined in accordance with the Nasdaq Rules by the Board in its business judgment. When and as required by the Nasdaq Rules, applicable law or the rules of the Securities and Exchange Commission (the “SEC”), one member of the Committee shall be a “financial expert,” as determined by the Board of Directors in accordance with such law or rules in its business judgment.

COMPENSATION

No member of the Committee shall receive any compensation from the Company other than (i) director’s fees for service as a director of the Company, including reasonable compensation for serving on the Committee and regular benefits that other directors receive and (ii) a pension or similar deferred compensation for past performance, provided that such compensation is not conditioned on continued or future service to the Company.

MEETINGS

The Committee shall meet at least once every fiscal quarter or more frequently as circumstances require. Members of the Committee may participate in a meeting of the Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other. The

Committee may ask members of management or others to attend meetings and provide pertinent information, as necessary. The Committee shall meet separately periodically at such times as it deems appropriate with management, the director of the internal auditing department, the independent accountants and the Company’s general or outside counsel to discuss any matters that the Committee or any of these persons or firms believe should be discussed privately or as is necessary to fulfill the Committee’s duties hereunder.

RESOURCES AND AUTHORITY

The Committee shall be granted unrestricted access to all information and all employees of the Company as requested by members of the Committee. The Committee shall have the power to conduct or authorize investigations into any matters within its scope of responsibilities and shall be empowered to retain, at the Company’s expense, independent counsel, accountants, or others to assist it in the conduct of any investigation, or to otherwise assist it in fulfilling its responsibilities and duties, without seeking approval of the Board of Directors or management.

The Committee shall have the sole authority to:

(i) select, retain and terminate the Company’s independent accountants (subject, if applicable, to shareholder ratification);

(ii) approve in advance all auditing services and related fees and terms; and

(iii) approve in advance all non-audit services permitted to be provided to the Company by the independent accountants under applicable law and SEC rules, and related fees and terms; provided, however

a. that non-audit services that were not recognized at the time of the engagement to be non-audit services and otherwise fall within the pre-approval exception provided in Section 10A of the Securities Exchange Act of 1934 (“de minimus non-audit services”) may be approved by the Committee prior to completion of the audit, and

b. that the Committee may delegate to one or more members of the Committee the authority to pre-approve services to be provided by the independent accountants, provided that any such pre-approval by one or more members of the Committee shall be reported to the full Committee at its next scheduled meeting.

RESPONSIBILITIES AND DUTIES

The Committee, to the extent it deems necessary or appropriate in fulfilling its purposes, shall:

1. Obtain and review a written report by the independent accountants describing (i) the firm’s internal quality-control procedures, and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

2. Obtain and review with the independent accountants a written statement as required by Independence Standards Board (ISB) Standard No. 1, as may be modified or supplemented, discuss with the independent accountants any disclosed relationships or services that may impact their objectivity and independence, and recommend any appropriate actions to be taken.

3. Set clear hiring policies for employees or former employees of the independent accountants.

4. Discuss with management the timing and process for implementing the rotation of audit partners as required by applicable law and SEC rules.

Financial Reporting

1. Prior to the annual audit, review the scope of the independent accountant’s audit plan, including the scope, procedures and timing of the audit, the experience and qualifications of the senior members of the independent accountant’s team and the quality control procedures of the independent accountant.

2. Review with management and the independent accountants the financial information included in the Company’s Quarterly Report on Form 10-Q and management’s discussion and analysis of the financial condition and results of operations prior to its filing.

3. Review with management and the independent accountants at the completion of the annual audit the Company’s consolidated financial statements included in the Annual Report on Form 10-K and management’s discussion and analysis of the financial condition and results of operations prior to its filing.

4. Discuss with management generally the types of information (including financial information and earnings guidance) to be disclosed in earnings press releases and earnings calls, as well as to analysts and rating agencies (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP information).

5. Review legal and regulatory matters that may have a material impact on the Company’s consolidated financial statements, related compliance policies and programs, and reports received from regulators.

6. Establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

7. Discuss with the Company’s general counsel and/or outside counsel any significant legal, compliance or regulatory matters that may have a material effect on the Company’s business, financial statements or compliance policies, including material notices to or inquiries received from governmental agencies.

Internal Auditing Department, Financial Controls and Risk Management

1. Review and concur in the appointment or dismissal of the director of the internal auditing department.

2. Review in consultation with the independent accountants and the director of the internal auditing department the integrity of the Company’s financial reporting processes and system of internal control including controls over quarterly financial reporting, computerized information systems and security.

3. Review with the director of the internal auditing department the qualifications and staffing of the internal audit department, the scope of the proposed audit plan for the following year and the coordination of the plan with the independent accountants.

4. Receive from the director of the internal auditing department summaries of and, as appropriate, the significant reports to management prepared by the internal auditing department and management’s responses thereto.

5. Review with management, the director of the internal auditing department and the independent accountants (i) the Company’s policies with respect to risk assessment and risk management, (ii) the Company’s major financial risks exposures, and (iii) the steps management has taken to monitor and control such exposures.

Reporting and Recommendations

1. Prepare the Report of the Committee for inclusion in the annual stockholders’ meeting proxy statement. The Report of the Committee must state whether the Committee: (i) has reviewed and discussed the audited consolidated financial statements with management, (ii) has discussed with the independent accountants the matters required to be discussed by SAS 61, as may be modified, supplemented or replaced, (iii) has received the written disclosures from the independent accountants required by ISB Standard No. 1, as may be modified or supplemented, and has discussed with the accountants their independence, and (iv) has recommended to the Board of Directors, based on the review and discussions referred to in above items (i) through (iii), that the Company’s consolidated financial statements be included in the Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

OTHER DUTIES

The Committee shall review and reassess the adequacy of this Audit Committee Charter on an annual basis and submit any proposed revisions to the Board of Directors for consideration and approval.

The Committee shall report regularly to the Board of Directors concerning significant developments in the course of performing the above responsibilities and duties, including reviewing with the full Board any issues that arise with respect to the quality or integrity of the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent accountants, or the performance of the internal audit function.

The Committee shall perform such functions (whether or not described herein) as necessary or appropriate under applicable law, the Company’s charter or Bylaws, and the resolutions and other directives of the Board of Directors.

*            *            *

FIRST ADVANTAGE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

To Be Held

Thursday, May 11, 2006, 9:00 a.m.

at the

RENAISSANCE VINOY RESORT

501 FIFTH AVENUE NE

ST. PETERSBURG, FLORIDA 33701

First Advantage Corporation	proxy
100 Carillon Parkway
St. Petersburg, FL 33716

This proxy is solicited by the Board of Directors of First Advantage Corporation for use at the Annual Meeting on May 11, 2006.

The shares of First Advantage Class A or Class B common stock you hold of record as of March 31, 2006 will be voted as you specify on the reverse side.

By signing and dating this proxy, you revoke all prior proxies and appoint John Long and Julie Waters, and each of them, with full power of substitution, to vote your shares as directed on the matters shown on the reverse side.

If no choice is specified, the proxy will be voted “FOR” the nominees for director listed herein and at the discretion of the proxy holders on other matters that may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

☐    Please detach here    ☐

The Board of Directors Recommends a Vote FOR all nominees listed below.

1. Election of directors:	01 02 03 04 05 06	Parker Kennedy John Long J. David Chatham Barry Connelly Lawrence Lenihan, Jr. Frank McMahon	07 08 09 10 11	Donald Nickelson Donald Robert Adelaide Sink D. Van Skilling David Walker	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH NOMINEE LISTED HEREIN.

Address change? Mark Box    ☐    Indicate changes below:

Dated: ___________

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Partnerships and limited liability companies should sign in partnership or applicable entity name by an authorized person.